              As filed with the Securities and Exchange Commission
                               On August 29, 2003

                           Registration No. 333-105040

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM AW
                                  WITHDRAWAL OF
                      POST-EFFECTIVE AMENDMENT No. 1 dated
                                 August 15, 2003
                                       to
                                    Form S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                  ROGERS INTERNATIONAL RAW MATERIALS FUND, L.P.
  (Exact name of registrant as specified in its limited partnership agreement)

                            1000 Hart Road, Suite 210
                           Barrington, Illinois 60010
                                 (847) 304-0450

                        (Address, including zip code, and
                           telephone number, including
                           area code, of Registrant's
                               principal executive
                                    offices)

                       Beeland Management Company, L.L.C.
                                 General Partner
                            1000 Hart Road, Suite 210
                           Barrington, Illinois 60010

          (Name and address, including zip code and telephone number, including area code, of agent for service)

                                    Copy to:

                               Jeffry M. Henderson
                                Douglas E. Arend
                                Henderson & Lyman
                        175 West Jackson Blvd., Suite 240
                             Chicago, Illinois 60604
                                 (312) 986-6960

EXPLANATORY NOTE:

We are filing Form AW in order to withdraw Post-Effective Amendment No. 1, dated August 15, 2003, as filed on August 18, 2003 with the Securities and Exchange Commission under Registration No. 333-105040.
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`
August 29, 2003



Gentlemen/Madame:

We respectfully request withdrawal of the filing dated August 15, 2003 made under Form POS AM, as Post-Effective Amendment No. 1 to the S-1 Registration Statement of Rogers International Raw Materials Fund, L.P. ("Registrant"). We are filing separately with the Securities and Exchange Commission ("Commission") pursuant to Commission Rule 424(c) a supplement to the Registration Statement containing the changes which were included in Post-Effective Amendment No. 1.

We confirm that no securities of the Registrant were sold in connection with Post-Effective Amendment No. 1.

Sincerely,


Rogers International Raw Materials Fund, L.P.

By: Beeland Management Company, L.L.C.
    General Partner

By: /s/ Walter T. Price III
    Walter T. Price III, Managing Member